UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 16, 2015

American Superconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-19672	04-2959321
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

64 Jackson Road Devens, Massachusetts	01434
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (978) 842-3000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Supply Contract

On December 16, 2015, American Superconductor Corporation (together with its subsidiaries, the “Company”) entered into a Supply Contract (the “Supply Contract”) with Inox Wind Limited (“Inox”). The aggregate contract value of the Supply Contract is approximately $200 million (the “Initial Purchase Obligation”). During the term of the Supply Contract, Inox has agreed to purchase electric control systems (“ECS”) from the Company for use in its 2 megawatt doubly fed wind turbines (the “Wind Turbines”). The Company expects that specified deliveries under the Supply Contract will commence in full during the first quarter of the fiscal year ending March 31, 2017 and be completed over the next three to four years depending on Inox’s demand for Wind Turbines (the “Initial Preferred Supply Period”).

During the period from the effective date of the Supply Contract through the satisfaction of Inox’s Initial Purchase Obligation, the Supply Contract permits Inox to manufacture limited quantities of ECS on its own in accordance with the terms of a license agreement between the Company and Inox (described below). Once Inox has fulfilled its Initial Purchase Obligation, AMSC continues as the preferred supplier and Inox is required to purchase from the Company a majority of its ECS requirements for an additional three years beyond the Initial Preferred Supply Period (a total of six to seven years, depending on Inox’s demand for Wind Turbines). The Company and Inox are obligated to make commercially reasonable efforts to reach an agreement with respect to the pricing and delivery of ECS applicable after such additional three year period.

The Supply Contract will become effective after Inox makes an advance payment under the contract and the upfront payment under the license agreement discussed below.

Technology License Agreement

On December 16, 2015, the Company and Inox entered into a Technology License Agreement (the “License Agreement”). Under the License Agreement, the Company has agreed to grant to Inox (i) an exclusive license to use the Company’s technology (not including the source code) to internally manufacture and supply ECS only for use in its Wind Turbines in India, and (ii) a non-exclusive license to use the Company’s technology to manufacture, distribute and supply ECS only for use in its Wind Turbines in the rest of the world (together, the “License”). The grant of the License will become effective after Inox makes an advance payment under the Supply Contract and the upfront payment under the License Agreement discussed below. The License granted to Inox is subject to the limits on the number of ECS permitted to be manufactured by Inox as set forth in the Supply Contract.

Under the License Agreement, Inox is required to make payments to the Company in the aggregate amount of $12 million to be paid as follows: (i) an upfront payment to the Company of $6 million within thirty (30) days after execution of such agreement, and (ii) an additional $6 million as milestones are satisfied over the fifteen-month period from the License Agreement effective date.

The term of the License Agreement will commence on the License Agreement effective date and will continue until the License Agreement is terminated. The Company may terminate the License Agreement upon the occurrence of certain events, including, without limitation, Inox’s breach of its obligations under the Supply Contract, and Inox fails to remedy such breach within the timeframe required under the Supply Contract.

Forward-Looking Statements

Statements in this report that are not strictly historical in nature constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding the Company’s expectations as to when shipments will commence and be completed under the Supply Contract. Such forward-looking statements represent management’s current expectations and are inherently uncertain. Actual results may differ materially from what management currently expects because of many risks and uncertainties, including the risk that the Company will not be able to manufacture products in accordance with current expectations. This and the important factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2015, among others, could cause actual results to differ materially from those indicated by forward-looking statements made herein and presented elsewhere by management from time to time. In addition, any forward-looking statements included in this report represent the Company’s expectations as of the date of this report. While the Company anticipates that subsequent events and developments may cause the Company’s views to change, the Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN SUPERCONDUCTOR CORPORATION

Date: December 17, 2015	By:	/s/ David A. Henry
David A. Henry
Executive Vice President and Chief Financial Officer